EXHIBIT 10.7

DESCRIPTION OF

FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES

INCENTIVE COMPENSATION PLAN

YEAR ENDED DECEMBER 31, 2011

General Provisions

This incentive compensation plan is effective for the year ended December 31, 2011 and amounts earned hereunder are payable in January, 2012. The plan is administered by the Compensation Committee of the Board of Directors of First Citizens Bancshares, Inc. (the “Company”) in the case of executive officers of the Company and, for all other employees, by the Company’s Incentive Committee consisting of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Credit Officer, Bank Auditor and Human Resources Officer. Employee incentives are contingent upon the Company attaining a minimum return on equity (“ROE”) goals for the plan year. For 2011, the minimum ROE required for incentive payout under this incentive compensation plan is 9%.  If an employee is terminated prior to the plan year end, any unpaid award is forfeited.  The Board of Directors may modify, suspend or terminate the plan at any time.

In addition to these general provisions, the Company has specific provisions applicable to individual job responsibilities and functions designed to promote achievement of strategic goals and to reward efficient and effective job performance. Specific provisions of the plan applicable to Named Executive Officers, as defined in the Company’s proxy statement, are summarized below. After the amount of each earned bonus is determined for each eligible Named Executive Officer, up to 25% of each such bonus can be deducted from the total amount actually paid if the executive does not meet or exceed personal business development goals during the plan year.

Chief Executive Officer Jeff Agee, Chief Financial Officer Laura Beth Butler, Chief Operations Officer Sherrell Armstrong and Chief Operating Officer Judy Long

For 2011, the Compensation Committee provided an incentive plan for Mr. Agee, Ms. Butler, Mr. Armstrong and Ms. Long to ensure the compensation program is competitive, comprehensive and properly reflective of the Company’s strategic direction. The plan provides an incentive of 25% to 50% of base salary based on performance in certain categories. Performance is measured using a “balanced scorecard” matrix, which aligns with the Company’s strategic goals of creating long-term shareholder value and protecting the interests of the depositors of First Citizens National Bank (the “Bank”). The “balanced scorecard” matrix for 2011 includes the following five, equally-weighted categories:

  Employees (comprised of employee turnover rate and results of corporate culture surveys);

  Customers;

  Growth and Innovation (comprised of the Bank’s growth in total assets, Tier I leverage ratio, growth in services per household, household retention and innovation);

  Shareholder Return (comprised of the Company’s return on equity, total shareholder return and dividend yield); and

  Regulatory Ratings.

For 2011, the performance metrics and targets are as follows:

Performance Metric	Target
Employee Turnover	<18%
Corporate Culture Survey Results	92%
Customers(1)	Qualitative(1)
Asset Growth	3.0%(2)
Tier I Leverage Ratio	>9.0%
Services per Household	2.4
Household Retention	93%
Innovation(3)	Qualitative(3)
Return on Equity	(2.81)%(4)
Total Shareholder Return	(18.7)%(4)
Dividend Yield	1.73%(4)
Regulatory Ratings	(5)

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(1)	This performance metric is based on results of various customer surveys conducted throughout the year, including independent mystery shopping results.
(2)

This target is based on the average asset growth for peer institutions (depository institutions with an asset size of $300 million to $1 billion), as set forth in the Uniform Bank Performance Report as of September 30, 2011.

(3)	This performance metric is qualitative and considers factors such as new strategic initiatives designed to improve efficiencies of work flow and various recognitions received by the Company.
(4)	This target is based on information set forth in the Southeast Public Bank Peer Report produced by Mercer Capital with data provided by SNL Financial LC as of December 30, 2011.
(5)	This information is confidential.